Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of October 4, 2018, by and between Mustang Bio, Inc. (the “Company”) and Martina A. Sersch, M.D., Ph.D. (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and either may be individually referred to as a “Party”.

Recitals

WHEREAS the Company desires to employ Executive and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS, in her position, Executive will have access to confidential information concerning the Company’s business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.	Employment.

1.1                    Title. Effective as of the Effective Date, Executive is employed by the Company in the position of Chief Medical Officer (“CMO”), subject to the terms and conditions set forth in this Agreement.

1.2                    Term. The term of this Agreement shall begin on October 15, 2018 (the “Effective Date”), and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3                    Duties. Executive shall do and perform all services, acts or things necessary or advisable to conduct the business of the Company and that are normally associated with the position of CMO. In her capacity as CMO, Executive shall report to the Company’s Chief Executive Officer.

1.4                    Location. Executive’s principal place of business for performance of the services under this Agreement shall be her home office in California, provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business, including but not limited to regular travel to the facilities of the Company and its affiliates in New York and Massachusetts.

1.5                    Policies and Practices. Executive will abide by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”), or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

2.	Loyalty; Nonsolicitation.

2.1                    Loyalty; Conflicts of Interest. During Executive’s employment by the Company, Executive will devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.1.1        During her employment with the Company, Executive will not, on her own behalf or on behalf of any other person, engage in any business activity competitive with or adverse to that of the Company. In addition, during her employment with the Company, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its Business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the Business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.1.1. As used in this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity; and “Business” means the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to the conduct in question.

2.1.2        Notwithstanding the above, Executive may, on her own time, at her own expense and to the extent consistent with and non-deleterious to her duties and responsibilities at the Company: (i) participate in civic, educational, charitable or fraternal organizations; (ii) manage her personal investments; (iii) with prior approval of the Executive Chairman, serve as a consultant to, or on the board of directors of, other companies that do not compete with the Company.

2.2                    Agreements Protecting Confidential and Proprietary Information. In connection with and as a material condition of the Company’s decision to offer Executive employment, Executive understands, acknowledges and agrees to immediately execute and be bound by certain covenants in effect during and after her employment with the Company, as contained in the Company’s Proprietary Information and Inventions Agreement (“PIIA”). A copy of the PIIA is attached to this Agreement as Exhibit A.

2.3              Non-Solicitation of Employees and Contractors. Executive understands and agrees that the relationship between the Company and each of its employees and contractors constitutes a valuable asset of the Company and may not be converted to Executive’s own use or benefit or for the use or benefit of any other third party. Executive therefore agrees that during her employment and for a period of six (6) months thereafter, Executive will not, without the Company’s prior written consent, directly or indirectly, solicit, induce, or attempt to solicit or induce any employee or contractor of the Company to terminate his or her employment or engagement with the Company. Executive acknowledges and agrees that the covenants in this Section 2.3 are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of her employment with the Company. Executive further acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under this Section 2.3 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under this Section 2.3, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its costs incurred in connection with enforcing this Section 2.3, including reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

3.	Compensation of Executive.

3.1                    Base Salary. The Company shall pay Executive a base salary at the annualized rate of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) (the “Base Salary”), less all applicable taxes, deductions and withholdings, to be paid in equal installments in accord with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year and may be changed in the discretion of the Board. The Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation; provided, however that Executive shall not be subject to any greater percentage reduction than any other Company executive. The Board shall review annually and may increase the Base Salary thereby setting a new level for the entirety of this Agreement.

3.2                    Commencement Bonus. The Company will pay Executive a one-time bonus in the gross amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Commencement Bonus”). The Commencement Bonus will be paid on or about October 19, 2018.

3.3                    Annual Bonus. At the sole discretion of the Board or the compensation committee of the Board, if established (the “Compensation Committee”), following each calendar year of the Company while employed hereunder, Executive will be eligible to receive an additional target cash bonus of up to forty percent (40%) of the Base Salary (the “Annual Bonus”). The amount of the Annual Bonus to be paid shall be based on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board or the Compensation Committee. The determination of whether Executive has met or exceeded the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its sole discretion. Except as described in Sections 4.5.2, 4.5.4, or 4.5.5 below, Executive must remain employed by the Company through and including the last day of the applicable calendar year in order to be eligible to earn or receive any Annual Bonus for that year. The Annual Bonus for any given calendar year will be paid in cash as a single lump-sum payment no later than March 15 of the year following the conclusion of the calendar year to which the Annual Bonus relates.

3.4                    Equity. Subject to approval by the Board, the Company shall grant to Executive a number of restricted shares of the Company’s common stock equal to one percent (1%) of the Company’s issued and outstanding Common Stock, calculated as of the Effective Date, subject to vesting as set forth below (the “Restricted Shares”). One-half of the Restricted Shares will vest over time (the “Time Based Shares”), with twenty five percent (25%) of the Time Based Shares vesting after twelve (12) months of employment, and the remaining shares vesting in twelve (12) equal quarterly installments thereafter, subject to Executive’s Continuous Service (as defined in the Company’s 2016 Incentive Plan) to the Company on each vesting date. The remaining one-half of the Restricted Shares (the “Performance Shares”) will vest upon the occurrence of the following milestones being achieved: (i) 25% of the Performance Share grant will vest upon the dosing of the first patient in the first Phase 2 clinical trial of any Company product candidate, (ii) 25% of the Performance Share grant will vest upon the dosing of the first patient in the first Phase 2 clinical trial of a second Company product candidate, (iii) 25% of the Performance Share grant will vest upon the Company’s achievement of a fully-diluted Market Capitalization of $500,000,000, and (iv) 25% of the Performance Share grant will vest upon the Company’s achievement of a fully-diluted Market Capitalization of $1,000,000,000; in each case subject to Executive’s Continuous Service to the Company on the date of such occurrences. Notwithstanding the foregoing, in the event that a Phase 2 clinical trial for either of the Company product candidates referenced in subsections 3.4(i) or 3.4(ii) herein is bypassed, the corresponding percentage of the Performance Share grant that would have otherwise vested pursuant to subsections 3.4(i) or 3.4(ii) herein will vest upon the earlier of (x) the dosing of the first patient in the first Phase 3 clinical trial for that Company product candidate, or (y) the filing of a Biologics License Application (“BLA”) or New Drug Application (“NDA”) with the U.S. Food and Drug Administration, or alternatively the filing of an equivalent regulatory filing with a foreign regulatory agency, with respect to that Company product candidate. Vesting of the Restricted Shares will terminate upon the termination of the Executive’s Continuous Service, except as described in Sections 4.5.4 and 4.5.5 below. In addition, all of the Restricted Shares will automatically vest in their entirety upon a Change in Control (as defined in the Plan) provided that Executive provides Continuous Service to the Company through such date. The Restricted Shares will be subject to the Plan and the execution of an Restricted Share Agreement to be entered between the Company and Executive. “Market Capitalization” shall be determined by multiplying the total shares of the Company’s common stock that are outstanding (including common stock issuable upon conversion, exchange or exercise of any derivative security, including without limitation, options, warrants, convertible equity or debt or restricted equity) by the last reported closing price of the Company’s common stock on a nationally recognized exchange or in the over-the-counter market.

3.5                    Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of her duties hereunder, subject to the Company’s reimbursement policies in effect from time to time.

3.6                    Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

3.7                    Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. Accrued vacation time is capped at four (4) weeks, such that once Executive has accrued four (4) weeks of vacation, no further accrual of vacation time will occur until Executive has used a portion of the previously-accrued vacation time. All available time off must be used in accordance with the Company’s policies and procedures. To the extent Executive would be entitled to a greater number of vacation days or personal days under any other Company policy, such other policy shall govern. In any event, this provision and all policies related to paid time off will be construed and applied in a manner compliant with applicable law.

3.8                    Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to any applicable law along with any other amount properly requested by Executive.

4.	Termination.

4.1                    Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1        Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive in accordance with the procedures set forth in Section 4.6.2 below. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.2.

4.1.2        Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason or for no reason. Such termination shall be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2                    Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3                    Termination for Death or Complete Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4                    Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5                    Compensation Upon Termination.

4.5.1        Generally. When this Agreement is terminated for any reason, Executive, or her estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable, any Base Salary earned by Executive, expense reimbursement amounts owed to Executive, all unpaid amounts of the Annual Bonus for the prior year, if any, Executive earned prior to the termination date by meeting the conditions set forth in Section 3.3, less standard deductions and withholdings.

4.5.2        Death or Complete Disability. If Executive’s employment under this Agreement is terminated by her death or Complete Disability, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive (or her estate or heirs as applicable) executing and not revoking a release of claims in the form attached as Exhibit B (the “Release”)) within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the first installment will include all installments that would have been paid from the date of termination had the initial payment not be delayed, and (ii) Executive shall be entitled to a pro-rata share of the Annual Bonus, to be paid when and if such Annual Bonus would have been paid under this Agreement.

4.5.3        Termination For Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company for Cause, or Executive resigns her employment hereunder without Good Reason, the Company shall pay Executive the amounts described in Section 4.5.1. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.4        Termination Without Cause or Resignation For Good Reason Not In Connection with a Change in Control. If Executive’s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good Reason, at any time other than at the time of, or within twelve (12) months following a Change in Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the first installment will include all installments that would have been paid from the date of termination had the initial payment not be delayed; (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; (iii) Executive shall be entitled to a pro-rata share of the Annual Bonus for the year in which the termination occurred, to be paid when and if such Annual Bonus would have been paid under this Agreement; and (iv) immediate partial accelerated vesting of all unvested time-based equity awards with respect to the same number of shares that would have vested if Executive had continued in employment for one year after the termination date.

4.5.5        Termination Without Cause or Resignation For Good Reason In Connection with a Change in Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within the twelve (12) months following, the effective date of a Change in Control, then, in addition to the amounts described in Section 4.5.1, and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive’s Base Salary (at the rate in effect as of the termination) for a period of twelve (12) months, beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the first installment will include all installments that would have been paid from the date of termination had the initial payment not be delayed; (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; (iii) Executive shall be entitled to a pro-rata share of the Annual Bonus for the year in which the termination occurred, to be paid when and if such Annual Bonus would have been paid under this Agreement; and (iv) immediate accelerated vesting of all unvested equity awards such that, on the effective date of the Release, the Executive shall be vested in one hundred percent (100%) of all such equity awards.

4.6                    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1        Complete Disability. As used herein, “Complete Disability” means the inability of Executive, due to the condition of her physical, mental or emotional health, effectively to perform the essential functions of her job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in consultation with an independent physician retained for such purpose. For purposes of making a determination as to whether a Complete Disability exists, at the Board’s request Executive agrees to make himself available and to cooperate in a reasonable examination by the independent physician retained by the Board and to authorize the disclosure and release to the Board of all medical records related to such examination.

4.6.2        Cause. As used herein, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company, (ii) Executive’s material breach of this Agreement, (iii) Executive’s material breach of the PIIA, (iv) Executive’s breach of fiduciary duties to the Company, (v) Executive’s willful failure or refusal to perform her material duties under this Agreement or failure to follow any specific lawful instructions of the Board, (vi) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive’s willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. Prior to terminating Executive’s employment for Cause pursuant to clauses (ii), (iii), (iv), (v) or (vii), Executive shall have thirty (30) days after Executive’s receipt of written notice thereof from the Company to cure any such failure, action or breach, to the extent subject to being cured.

4.6.3        Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary (except in connection with a Company-wide decrease in executive compensation, as provided in Section 3.1 of this Agreement) (ii) a material diminution of Executive’s authority, duties, responsibilities, or line of reporting (iii) the relocation of Executive’s then-principal place of employment, without Executive’s consent, in a manner that lengthens her one-way commute distance by fifty (50) miles from her then-current principal place of employment immediately prior to such relocation, or (iv) the Company’s material breach of this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the date on which Executive discovers, or reasonably should have discovered, the existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4.5.4 or 4.5.5 as applicable as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

4.6.4        Change in Control. For purposes of this Agreement, “Change in Control” has the meaning provided to such term in the Company’s 2016 Incentive Plan.

4.7                    Survival of Certain Sections. Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, and 18 of this Agreement will survive the termination of this Agreement.

4.8                    Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement, either alone or together with other payments and benefits provided to her by the Company (the “Total Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state, and local income taxes, and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments will be made at the Company’s expense by the Company’s independent public accountants or a law or consulting firm selected by the Company, applying reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws. If a reduction in the Total Payment is necessary, such reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A (as defined in Section 4.9 below) and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

4.9                    Section 409A Compliance. The Parties intend that all provisions of this Agreement and the payments made pursuant thereto will comply with, or be exempt from, the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the separation benefits payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Executive and the Company agree to use their best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Executive substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder. However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the separation benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.	Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Mustang Bio, Inc.
2 Gansevoort Street, 9th Floor
New York, New York 10014
Attn: CEO

If to Executive:

Martina A. Sersch, M.D., Ph.D.

XXXX XXXXXX XXXXX XXXXXX

XXXXXXXX XXXXXXX, XX XXXXX

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

7.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

8.	Integration.

This Agreement, including all documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

10.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

12.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	Attorneys’ Fees.

Except as otherwise prohibited by law, in the event a Party brings an action to enforce the terms of this Agreement, in addition to any other remedies, the prevailing party in a final, non-appealable judgment by a court of competent jurisdiction will be entitled to recovery of its reasonable and documented attorneys’ fees and costs incurred by it arising out of such breach or the defense thereof.

14.	Representations and Warranties.

14.1                Obligations to Prior Employers. Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that she has not violated any confidentiality agreement or other similar obligation that she has to any former employer and that she has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that she will not use confidential information and/or trade secrets belonging to any former employer in her employment with the Company or otherwise as a resource for building the business of the Company and will structure her and the Company’s work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of her relationship with the Company.

14.2                Litigation Support. Both during and after Executive’s employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, a “Proceeding”), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation shall be done at times mutually convenient for Executive and the Company, and the Company will ensure that any such cooperation does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive’s reasonable out-of-pocket expenses related to such cooperation.

14.3                Future Employment. In the event of Executive’s separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of twelve (12) months from the date her employment terminates, she will provide the Company with no fewer than three (3) business days’ notice of her intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive’s surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive’s anticipated title and describe her anticipated duties.

15.	Indemnification.

The Company shall defend and indemnify Executive in her capacity as CMO of the Company to the fullest extent permitted under the Delaware General Corporate Law.

16.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

17.	Jurisdiction; Venue.

The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in New York, New York. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

18.	Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Mustang Bio, Inc.

/s/ Manuel Litchman	Date: October 4, 2018
Name: Manuel Litchman, M.D.
Title: President & CEO

Executive:

/s/ Martina A. Sersch	Date: October 4, 2018
Martina A. Sersch, M.D., Ph.D.

EXHIBIT A

Form of Proprietary Information and Inventions Agreement

MUSTANG BIO, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment by Mustang Bio, Inc. (the "Company"), the compensation to be paid to me, and other valuable consideration, I hereby agree as follows:

1.	Nondisclosure

1.1                Recognition of Company's Rights; Nondisclosure. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, distribute, lecture upon, or publish any of the Company's and/or its Affiliates’ Proprietary Information (defined below), except as may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. For purposes of clarification, the Company and Fortress Biotech, Inc. are Affiliates.

1.2                Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, screening and/or diagnostic techniques or tests, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information, plans, strategies, and/or data regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills, potential, performance, and/or compensation of other employees of the Company and/or its Affiliates. Notwithstanding the foregoing, it is understood that I am free to use information which is generally known in the trade or industry, and which is not gained as a result of a breach of this Agreement.

1.3                Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.5                Employee’s Acknowledgement. Nothing in this Agreement is intended to or will prohibit me from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

2.	Assignment of Inventions.

2.1                Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Exhibit A hereto contains a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no Inventions are listed in Exhibit A, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3                Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4                Nonassignable Inventions. This Agreement does not apply to any Invention that qualifies fully as a nonassignable Invention under the laws of the state where I am domiciled. Without limiting the generality of the preceding sentence, I recognize, however, that the provisions of Section 2.3 above do not apply to any Invention which qualifies fully under the provision of Section 2870 of the California Labor Code (a copy of which is attached hereto as Exhibit B).

2.5                Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.

2.6                Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                   Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment with the Company, which records shall be available to and remain the sole property of the Company at all times.

4.                   Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5.                   [Intentionally Omitted]

6.                   No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.                   Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including but not limited to all storage media of any type, computer and related equipment, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

8.                   Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.                   Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10.                Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.                General Provisions.

11.1             Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.

11.2             Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3             Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11.4             Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5             Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

11.6             Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7             Entire Agreement. This Agreement, along with my Employment Agreement with the Company, constitutes the final, complete agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between me and the Company, except as specifically noted herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Chief Executive Officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I have read this Agreement carefully and understand its terms.

/s/ Martina A. Sersch
(Signature)

Martina A. Sersch, M.D., Ph.D.
(Printed Name)

Date:

Address of Residence:

Accepted and Agreed To:

Mustang Bio, Inc.

By:

Title:

Date:

Address:

2 Gansevoort, 9th Floor

New York, NY 10014

Exhibit A

Prior Inventions Disclosure

The following is a complete list of all Prior Inventions:

☒	None

☐	See immediately below:

Exhibit B

WRITTEN NOTIFICATION TO EMPLOYEE

In accordance with Section 2870 of the California Labor Code, the undersigned employee is hereby notified that the foregoing Proprietary Information and Inventions Agreement does not require him/her to assign to the Company of any Invention that the employee develops entirely on his/her own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the employee for the Company.

Below is the text of Section 2870 of the California Labor Code:

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The undersigned acknowledges receipt of this written notification as of the date indicated below.

EMPLOYEE:

/s/ Martina Sersch

Date:	10/5/18

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”) is made by Martina A. Sersch, M.D., Ph.D. (“Executive”) as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that she previously executed an Executive Employment Agreement (the “Agreement”) that included, among other items, a promise of severance pay and other benefits by Mustang Bio, Inc. (the “Company”) in certain situations, contingent upon Executive’s execution of a release of claims. Pursuant to the terms of the Agreement and Company’s promise to provide severance pay and other benefits, Executive executes this Release.

Executive, on her own behalf and on behalf of her heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date she signs this Release including, but not limited to, (i) any and all claims related to Executive’s employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; (iv) any common law claims, including but not limited to wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, or negligent supervision or retention; and (v) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Equal Pay Law, the California Occupational Health and Safety Act of 1973, the California Labor Code, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the “Released Claims”).

Notwithstanding anything contained in this Release, Executive understands that she is not releasing (i) any claim for indemnification or advancement by the Company, whether pursuant to law, the Company’s bylaws, or under any directors and officers insurance policy maintained by the Company (understanding that (A) this Release is not a concession, acknowledgment, or guarantee that Executive has any such rights in any given situation; (B) this Release does not create any additional rights to defense or indemnification; and (C) the Company retains any defenses it may have to such defense or indemnification); or (ii) any claims which cannot be released by private agreement as a matter of law.

Applicability to Known and Unknown Claims. Executive acknowledges that this Release applies both to known and unknown claims that may exist between Executive and the Released Parties. Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date Executive executes this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Executive hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in giving this release.

Executive hereby waives any and all rights under California Civil Code § 1542, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive further covenants and agrees that she will not sue or make any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with, or cooperating in an investigation by, any government agency (including but not limited to the U.S. Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing), to the extent permitted by law, but Executive expressly releases, waives, and disclaims any right to monetary damages, attorneys’ fees and/or costs related to or arising from any charge, complaint or lawsuit filed by Executive or on her behalf, individually or collectively, involving the Released Parties.

In making this Release, Executive further represents and acknowledges that:

(a)               She is voluntarily entering into and signing this Release;

(b)              The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to her employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c)               Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date she signs this Release;

(d)              The payments and benefits conditioned upon Executive’s execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e)               Executive was given twenty-one (21) days within which to consider this Release;

(f)                The Company has advised Executive of her right to consult with an attorney regarding this Release before executing the Release and encouraged her to exercise that right;

(g)               Executive may revoke this Release at any time within seven (7) days after the date she signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date she signs this Release (on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h)              EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the ___ day of _______, ______.

Martina A. Sersch, M.D., Ph.D.